EXHIBIT 10.34

ARTHUR J. GALLAGHER & CO.

1989 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(GRANT OF DISCRETIONARY OPTION)

You have been selected to participate in the Arthur J. Gallagher & Co. 1989 Non-Employee Directors’ Stock Option Plan and to receive a stock option grant. This letter will set forth a number of the terms and conditions of the grant; however, the grant is subject also to all of the terms and conditions of the 1989 Non-Employee Directors’ Stock Option Plan (Plan). The grant is also subject to the rules and regulations adopted by the Compensation Committee of the Board of Directors of Gallagher for the administration of the Plan.

Effective                     , you are granted the option to purchase from Gallagher all or part of                      shares of the Common Stock (par value $1.00 per share) at an exercise price of $             per share. This option shall terminate completely on                     .

There are limitations on the amount of shares you may exercise. Your cumulative exercise to purchase the Common Stock of Gallagher subject to this grant may not exceed the following vesting schedule:

Years Following Date of Grant	Percentage of Total Grant Subject to Exercise
Date of Grant through 12 months	0%
12 months through 24 months	34%
24 months through 36 months	67%
36 months through expiration	100%

While the vesting schedule sets forth the maximum amount of shares that may be subject to exercise at a given time, there is also a requirement that any exercise of an option for less than 100 shares be at least equal to 10% of your total vested shares subject to exercise. Finally, with respect to vesting, should your association with Gallagher be terminated, the restrictions contained in the above vesting schedule are removed as of the date your association is terminated and you may thereafter exercise any portion or all of the shares subject to grant, subject only to the fact that all rights to exercise an option shall expire on                     .

The Plan contains a number of additional terms and conditions, and you are urged to read the Plan carefully. For example, this grant does not give you any rights as a stockholder of Gallagher unless and until you actually exercise the option and purchase the shares at the option price. Also, you have no right (except upon death) to transfer the option rights granted to you to any other party. In addition, your ability to exercise an option may be limited by the Company’ policy regarding insider trading. Contact the Legal Department to see if and how this policy is applicable to you.

An exercise to purchase stock under this grant means that you will be purchasing the stock at the price indicated above and not at the actual market value of the stock as of the date of that exercise. You, of course, are under no obligation to exercise any purchase option at any time. Should you purchase the stock at an option price less than the then current market value, there will be income tax consequences to you upon exercise, as well as at the time you may actually dispose of the stock. While Company personnel may generally advise you of certain taxation aspects of a stock option exercise, you are urged to consult with your own personal tax adviser and in no event shall Gallagher be responsible for any tax consequences to you arising out of this grant.

As you see from the vesting schedule, your first ability to exercise a purchase option is as of                     . Should you wish to exercise an option, contact                      of the Legal Department to obtain the documentation and information necessary to exercise an option. You should contact                      at least several days in advance of the date you intend to actually exercise your option.

No action is required on your part to accept this option and acceptance does not impose any obligations on you. However, should you have any questions, please do not hesitate to contact                     .